Exhibit 99.1

FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Kenneth Krause – (724) 741-8534

MSA Completes Acquisition of Globe Manufacturing
New Hampshire Company Strengthens MSA’s Position as a Leader
in North American Firefighter Protective Equipment Market
PITTSBURGH, July 31, 2017 – MSA Safety Incorporated (NYSE: MSA) today announced it has completed its acquisition of Globe Holding Company, LLC (“Globe”) of Pittsfield, New Hampshire, in an all-cash transaction valued at $215 million, or approximately 2 times revenue and 9 times EBITDA on a trailing 12 month basis. Globe is a leading innovator and manufacturer of firefighter protective clothing and boots, with approximately 420 employees across four U.S. locations. The transaction, which MSA announced in late June, was financed through incremental borrowings with an after-tax cost of less than 2 percent.
With the acquisition complete, MSA significantly strengthens its position as a leader in the North American market for firefighter personal protective equipment (PPE). “Globe is a highly recognized and respected brand of firefighter turnout gear, which very nicely complements our own line of firefighter protective equipment,” said William M. Lambert, MSA Chairman and CEO. “With virtually no product overlap, the acquisition aligns well with our corporate strategy in that it expands our core product portfolio in a key customer segment. More simply, it means we can now help protect firefighters from head to toe, with Cairns Helmets, our industry leading G1 self-contained breathing apparatus, and Globe turnout gear and boots,” he said.
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Over the past several weeks, Mr. Lambert said the company has been focused on developing a cross-functional integration process. “We have a very experienced integration team comprised of functional area business leaders from both organizations,” Mr. Lambert commented. “Overall, as we prepared for today’s closing, this team has developed a plan that, among other things, ensures we leverage the strong equity of the Globe brand and identifies ways to maintain the processes and practices that have made Globe successful for so many years,” Mr. Lambert said.
Globe Manufacturing’s management team, including previous owners Don Welch, Rob Freese and Gef Freese, will continue to work for the company over the short term to ensure an effective transition. “The entire Globe team is looking forward to building a rewarding future under this new ownership for our customers, employees and communities,” said Mr. Welch, Globe President. “We think that this combination is a great fit and will add significant value beyond what we could accomplish on our own.”
MSA will provide more details about the transaction during its second quarter earnings conference call, scheduled for Friday, August 4 at 8:30 a.m. EDT.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices. With 2016 revenues of $1.15 billion, MSA employs approximately 4,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

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About Globe Manufacturing Company

Globe owns and operates two protective clothing manufacturing facilities – one in Pittsfield, NH, and a second in Ada, Ok. -- a facility located in Auburn, Maine, that specializes in firefighter footwear, and manages a protective clothing cleaning and repair facility in Fairfax, Va. These facilities represent 420 skilled employees and 145,000 square feet of combined manufacturing space, and incorporate some of the latest cutting and sewing manufacturing technologies available today. For more information visit Globe’s website at www.globeturnoutgear.com.

Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward looking statements, including without limitation global economic conditions, spending patterns of government agencies, competitive pressures and the impact of acquisitions and related integration activities. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 28, 2017. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward looking statements contained herein, except as required by law.

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